                                                                      EXHIBIT 15
                                                                      ----------


Rite Aid Corporation
Camp Hill, Pennsylvania

Gentlemen:

Re:  Registration statement of Rite Aid Corporation on Form S-4


With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated June 30, 1998, October 12, 1998, and January 12, 1999 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Harrisburg, Pennsylvania
May 3, 1999